Exhibit 10.2

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”), dated as of February 6, 2014, is entered into by and between Digital Generation, Inc., a Delaware corporation (“DG”), and Sizmek Inc., a Delaware corporation (“SpinCo” and together with DG, the “Parties”).  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Redemption Agreement, dated as of the date hereof, by and between DG and SpinCo (the “Separation Agreement”).

RECITALS

WHEREAS, DG, acting through its direct and indirect subsidiaries, currently conducts both the Television Business and the Online Business;

WHEREAS, as of the date hereof, DG and its direct and indirect domestic subsidiaries are members of an Affiliated Group of which DG is the common parent (“Pre-Spin Group”);

WHEREAS, DG has entered into that Agreement and Plan of Merger dated as of August 12, 2013, by and among Extreme Reach, Inc., a Delaware corporation (“Buyer”), Dawn Blackhawk Acquisition Corp., a Delaware corporation (“Acquisition Sub”) and DG (the “Merger Agreement”) pursuant to which Acquisition Sub shall merge with and into DG (the “Merger”), with DG being the Surviving Corporation in the Merger, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, Buyer and Acquisition Sub desire to acquire from DG, and DG desires to transfer to Buyer and Acquisition Sub, only the Television Business under the terms and conditions of the Merger Agreement, as more fully described in the Separation Agreement and the other Ancillary Agreements;

WHEREAS, pursuant to the Separation Agreement, among other things, DG will transfer to SpinCo, a newly-formed wholly-owned subsidiary of DG, all of the SpinCo Assets and in exchange, SpinCo will issue to DG all of the shares of SpinCo Common Stock (the “Contribution”);

WHEREAS, on the Redemption Date, immediately prior to the Effective Time of the Merger, DG will distribute all of the issued and outstanding shares of SpinCo Common Stock on a pro rata basis to holders of DG Common Stock in partial redemption thereof (the “Redemption”);

WHEREAS, the Parties intend that the Contribution constitute a transfer described in Section 351(a) of the Code (the “Contribution Tax Treatment”);

WHEREAS, the Parties intend that the Redemption, as part of an integrated transaction that includes the Merger, constitute a taxable distribution in partial payment in exchange for DG Common Stock described in Section 302(b) of the Code (the “Redemption Tax Treatment”); and

WHEREAS, in contemplation of the Separation, pursuant to which the SpinCo Group will cease to be members of the Pre-Spin Group if (but only if) the Redemption occurs, the

Parties have determined to enter into this Agreement to set forth their rights and obligations with respect to certain tax matters.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.01                        GENERAL.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Affiliated Group” shall mean an affiliated group of corporations within the meaning of Section 1504(a)(1) of the Code that files a consolidated Tax Return for U.S. federal income tax purposes.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean the Ancillary Agreements as set forth in the Separation Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the recitals.

“Contribution Tax Treatment” shall have the meaning set forth in the recitals.

“Deferred Items” shall have the meaning set forth in Section 2.03(a).

“DG” shall have the meaning set forth in the preamble to this Agreement.

“DG Filed Tax Return” shall have the meaning set forth in Section 2.01(c).

“DG Group” shall mean DG, Viewpoint Japan Co. Ltd., DG International Holding Corp. and DG Fast Channel Canada, ULC.

“DG Indemnitees” shall have the meaning set forth in the Separation Agreement.

“DG Taxes” shall have the meaning set forth in Section 2.03(b).

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.

“Final Income Tax Returns” shall have the meaning set forth in Section 2.01(b).

“Governmental Authority” shall have the meaning set forth in the Separation Agreement.

“Group” shall mean the DG Group or the SpinCo Group.

“Indemnified Party” shall have the meaning set forth in Section 4.01.

“Indemnifying Party” shall have the meaning set forth in Section 4.01.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Online Business” shall have the meaning set forth in the Separation Agreement.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Redemption Period” shall mean any taxable period (or portion thereof) beginning after the Redemption Date.

“Pre-Redemption Period” shall mean any taxable period (or portion thereof) that ends on or before the Redemption Date.

“Pre-Spin Group” shall have the meaning set forth in the recitals.

“Redemption” shall have the meaning set forth in the recitals.

“Redemption Date” shall mean the meaning set forth in the Separation Agreement.

“Redemption Tax Treatment” shall have the meaning set forth in the recitals.

“Separation Agreement” shall have the meaning set forth in the preamble to this Agreement.

“SpinCo” shall have the meaning set forth in the preamble to this Agreement.

“SpinCo Assets” shall have the meaning set forth in the Separation Agreement.

“SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“SpinCo Filed Tax Return” shall have the meaning set forth in Section 2.01(b).

“SpinCo Group” shall mean SpinCo and the SpinCo Subsidiaries.

“SpinCo Indemnitees” shall have the meaning set forth in the Separation Agreement.

“SpinCo Taxes” shall have the meaning set forth in Section 2.03(a).

“Straddle Period” shall have the meaning set forth in Section 2.03(c).

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Taxes” shall mean any and all federal, state, local or foreign taxes (together with any and all interest, penalties and additions to tax), imposed by any Governmental Authority including, without limitation, all income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, license, registration, documentation customs’ duties, tariffs, alternative or add-on minimum, or estimated taxes and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Claim” shall have the meaning set forth in Section 5.01.

“Tax Return” shall mean any and all returns, declarations, reports, information statements, or other documents filed or required to be filed with any Governmental Authority with respect to Taxes, including any amendments or supplements of any of the foregoing.

“Television Business” shall have the meaning set forth in the Separation Agreement.

“Transaction-Related Expenses” shall have the meaning set forth in Section 2.01(d).

1.02                        REFERENCES; INTERPRETATION.  References in this Agreement to the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement, the Separation Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement, the Separation Agreement or such Ancillary Agreement.  Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement, the Separation Agreement or the applicable Ancillary Agreement unless otherwise specified.  The word “including” and words of similar import when used in this Agreement, the Separation Agreement or the applicable Ancillary Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II.

TAX RETURNS AND TAX PAYMENTS

2.01                        PREPARATION AND FILING OF TAX RETURNS.

(a)                                 Pre-Redemption Filings.  Prior to the Redemption, DG shall prepare or cause to be prepared and timely file (taking into account applicable extensions) all Tax Returns that include any member of the DG Group or the SpinCo Group that are required to be filed on or before the Redemption Date.

(b)                                 Post-Redemption Filings by SpinCo.  Following the Redemption, SpinCo shall prepare or cause to be prepared and timely file (taking into account applicable extensions), (i) all Tax Returns that include any member of the DG Group or the SpinCo Group that are required to be filed after the Redemption Date for a Pre-Redemption Period, including the U.S. federal consolidated income Tax Return for the Pre-Spin Group and any all state, local and foreign income Tax Returns (whether filed on a separate or consolidated, combined, unitary or other group basis) for the taxable period that includes the Redemption Date and any Tax Returns for any Straddle Periods and (ii) all Tax Returns that include any member of the SpinCo Group for a Post-Redemption Period (each, a “SpinCo Filed Tax Return”).  SpinCo shall deliver the final U.S. federal consolidated income Tax Return (and any state and local income Tax Returns for a taxable period that ends on the Redemption Date) for the Pre-Spin Group or its members (the “Final Income Tax Returns”) to DG for its review and comment within thirty (30) days prior to the filing of such Tax Returns.  To the extent DG is responsible for any portion of the Taxes reported on a Straddle Period Tax Return, SpinCo shall deliver such Tax Return (or the relevant portion thereof) to DG for its review and comment within a reasonable period of time prior to the due date for filing such Tax Return; provided, that Straddle Period Tax Returns relating to income Taxes shall be delivered no later than thirty (30) days before the due date for filing such Tax Returns.  SpinCo shall incorporate any reasonable comments provided in writing by DG to SpinCo with respect to any such Straddle Period Tax Returns.  Each member of the DG Group hereby irrevocably authorizes and designates SpinCo as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such SpinCo Filed Tax Returns and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Governmental Authority in respect of a SpinCo Filed Tax Return.

(c)                                  Post-Redemption Filings by DG.  Following the Redemption, DG shall prepare or cause to be prepared and timely file (taking into account applicable extensions), all Tax Returns that include any member of the DG Group that are required to be filed after the Redemption Date, except for any such Tax Return that is a SpinCo Filed Tax Return (each, a “DG Filed Tax Return”).

(d)                                 Manner of Preparation.  All SpinCo Filed Tax Returns and DG Filed Tax Returns shall be prepared in a manner consistent with (1) the Contribution Tax Treatment, (2) the Redemption Tax Treatment, and (3) past practices (except where otherwise required by applicable law) and elections.  The Parties agree that any deductions of any member of the DG Group or the SpinCo Group for bonuses, fees or other expenses paid or payable by such member as a result of or in connection with the consummation of the Separation, Redemption, Merger and the other transactions contemplated hereby (including the transactions consummated pursuant to the Merger Agreement) and any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs (collectively, the “Transaction-Related Expenses”) shall be allocated to and claimed by the relevant Group member in the taxable period (or portion thereof) ending on the Redemption Date.  For the avoidance of doubt, for U.S. federal and applicable state and local income tax purposes, all deductions for Transaction-Related Expenses of the Pre-Spin Group shall be claimed in the taxable period ending on the Redemption Date and shall be reported on the Final Income Tax Returns for the Pre-Spin Group.  The Parties agree that no ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any other similar law shall be made with respect to the transactions contemplated in this Agreement, the Separation Agreement or the Merger Agreement.

(e)                                  Taxable Year.  DG and SpinCo covenant and agree that, for Tax purposes, the members of the SpinCo Group shall be included in the U.S. consolidated federal income Tax Return of the Pre-Spin Group for the taxable year that ends on the Redemption Date (and in all related consolidated, combined, unitary or other group state or local Tax Returns of the Pre-Spin Group for or including such taxable year, as appropriate).  DG covenants and agrees that it shall file a U.S. federal consolidated income tax return with Buyer, and become a member of the Affiliated Group of which Buyer is a common parent or member, beginning on the day immediately following the Redemption Date and that the Pre-Spin Group will terminate as of the end of the day on the Redemption Date.  SpinCo covenants and agrees that the SpinCo Group shall begin a new taxable year for U.S. federal income tax purposes and, to the extent permitted by law, state and local income tax purposes on the day immediately after the Redemption Date.  The Parties further agree that, to the extent permitted by applicable law, all federal, state or other Tax Returns shall be filed consistently with these positions.

(f)                                   Provision of Filing Information. Each Party shall cooperate and assist the other Party in the preparation and filing of all Tax Returns subject to Section 2.01, including by submitting to the other Parties (i) all necessary filing information and (ii) all other information reasonably requested by the other Party in connection with the preparation of such Tax Returns promptly after such request.

2.02                        PAYMENT OF TAXES.  Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.03, DG and SpinCo shall each remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s Group to any Governmental Authority); provided, however, that in the case of any SpinCo Filed Tax Return that relates to a Straddle Period, DG shall remit to SpinCo in immediately available funds the amount of any Taxes reflected on such Tax Return for which DG is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Governmental Authority.

2.03                        ALLOCATION OF TAXES AND PRIOR AGREEMENTS.

(a)                                 SpinCo Taxes.  SpinCo and the members of the SpinCo Group shall be responsible for the payment of, and shall be entitled to any refund of or credit for, (i) all Taxes of the Pre-Spin Group or any member of the DG Group, in each case, for any Pre-Redemption Period (including any corporate-level Tax resulting from the Redemption, the Contribution and the Merger), (ii) all Taxes of the DG Group for any Post-Redemption Period incurred as a result of the inclusion of any item of income or gain in, or the exclusion of any item of deduction or loss from, taxable income for any Post-Redemption Period as result of (A) any change in a method of accounting of a DG Group member for a taxable period ending on or prior to the Redemption Date, (B) any “closing agreement” within the meaning of Code Section 7121 (or any corresponding provision of state, local or non-U.S. Tax law) binding on a DG Group member that was executed on or prior to the Redemption Date, (C) any installment sale or open transaction effected by a DG Group member on or prior to the Redemption Date, (D) any prepaid amount, including in respect of deferred revenue, received by a DG Group member on or prior to the Redemption Date, or (E) any discharge of indebtedness of a DG Group Member on or prior to the Redemption Date for which an election was made under Code Section 108(i) (collectively, “Deferred Items”), (iii) all Taxes of any member of the SpinCo Group for any taxable period, and (iv) all Taxes, Liabilities and related losses resulting from any breach of any covenant or obligation of any member of the SpinCo Group under this Agreement; provided, that notwithstanding the allocation contemplated by Section 2.03(e), any Taxes due with respect to a Pre-Redemption Period for (x) the Pre-Spin Group, (y) any member of the DG Group or (z) any member of the SpinCo Group, in each case, shall be determined net of any applicable Tax assets or other applicable Tax attributes attributable to the DG Group or the SpinCo Group that otherwise would have been available as of the close of the Redemption Date (taking into account any Tax Liability incurred by any member of the DG Group in connection with the Contribution or the Redemption) to reduce the Tax Liability of the members of the DG Group and the SpinCo Group for any Pre-Redemption Period; provided, further, any Taxes due with respect to a Post-Redemption Period for any member of the DG Group as a result of the inclusion or exclusion of any Deferred Items shall be determined net of any applicable Tax assets or other applicable Tax attributes attributable to the DG Group or the SpinCo Group that arose in a Pre-Redemption Period (e.g., a net operating loss carryforward) that are available and in fact useable in the Post-Redemption Period to reduce such Tax Liability of the DG Group for such period, with all such applicable Tax assets and Tax attributes applied first to offset the Deferred Items and/or resulting Tax Liability before the application of such Tax assets and Tax attributes to offset other items of income, gain, deduction or loss of the DG Group or its Affiliates (collectively, “SpinCo Taxes”).

(b)                                 DG Taxes.  Except as otherwise provided in this Agreement, DG and the members of the DG Group shall be responsible for the payment of, and shall be entitled to any refund of or credit for, (i) all Taxes of any member of the DG Group for any Post-Redemption Period and (ii) all Taxes, Liabilities and related losses resulting from any breach of any covenant or obligation of Buyer or any member of the DG Group under this Agreement (collectively, “DG Taxes”).

(c)                                  Allocation of Straddle Period Taxes.  For purposes of this Agreement, including the definitions of SpinCo Taxes and DG Taxes, in the case of any Taxes that are payable with respect to a taxable period that begins on or before the Redemption Date and ends after the Redemption Date (a “Straddle Period”), the portion of such Taxes that relate to the Pre-Redemption Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Redemption Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, such as income, sales or use Tax, be deemed equal to the amount which would be payable (computed on an interim closing of the books basis) as if the relevant taxable period ended as of the close of business on the Redemption Date; provided, that (1) any exemptions, allowances, deductions (including depreciation or amortization) and credits that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Redemption Date and the portion beginning after the Redemption Date in proportion to the number of days in each such portion of the taxable period and (2) all Transaction-Related

Expenses shall be treated as having accrued on the Redemption Date and shall be deducted in the Pre-Redemption Period.

(d)                                 Tax Refunds.  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to a Pre-Redemption Period shall be the property of SpinCo and shall be paid over to SpinCo promptly upon receipt by DG or any of its Affiliates.  Upon the request of SpinCo and subject to SpinCo reimbursing the DG Group for costs incurred by the DG Group in connection therewith, the DG Group shall file for, and use their reasonable best efforts to obtain, any Tax refund, credit or similar benefit to which SpinCo is entitled hereunder, and SpinCo, pursuant the grant of agency set forth in Section 2.01(b), shall have the right to prosecute any such Tax refund claim.  For the avoidance of doubt and subject to the foregoing, SpinCo shall be entitled to seek a refund of any Taxes paid for any Pre-Redemption Period available as a result of the carryback or carryforward of any losses realized in a Pre-Redemption Period.

(e)                                  Tax Assets.  In connection with the Separation and Redemption, DG and SpinCo shall cooperate in determining the allocation of any Tax assets or other Tax attributes among the members of the DG Group and the members of the SpinCo Group for use in Post-Redemption Periods.  Such allocation will be made in accordance with applicable Tax laws; provided, in the absence of controlling legal authority, the Parties agree to allocate Tax assets or attributes to the legal entity that created the asset or attribute.  For the avoidance of doubt, this Section 2.03(e) is not intended to constitute a tax sharing agreement by the parties and no member of a Group shall be obligated to compensate any member of the other Group for the allocation or use of any Tax asset of Tax attribute allocated pursuant to this Section 2.03.

(f)                                   Prior Agreements.  Except as set forth in this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the DG Group and any member of the SpinCo Group shall be terminated as of the Redemption Date, and no member of either Group shall have any continuing rights or obligations thereunder.

ARTICLE III.

COVENANTS

3.01                        SPINCO COVENANTS.  Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, SpinCo (on behalf of itself and its Affiliates) hereby covenants and agrees that (i) none of SpinCo or any of its Affiliates will take or permit to be taken any action at any time that reasonably would be expected to jeopardize the Contribution Tax Treatment, the Redemption Tax Treatment or both, or (ii) in preparing the Final Income Tax Returns for the Pre-Spin Group, DG may request an election to be made pursuant to Treasury Regulation 1.1502-36(d)(6), and SpinCo shall give reasonable consideration to such request.

3.03                        DG COVENANTS.  Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, DG (on behalf of itself and its Affiliates) hereby covenants and agrees that none of DG or its Affiliates will take or permit to be taken any action at any time that reasonably would be expected to jeopardize, the Contribution Tax Treatment, the

Redemption Tax Treatment or both.  DG and its Affiliates shall not enter into or engage in any transaction, or take or refrain from taking any action, on the Redemption Date after the Merger that is outside the ordinary course of business (other than any transaction or action contemplated by this Agreement or the Merger Agreement).  Except as otherwise required by law, from and after the Redemption Date, DG shall not, and shall cause its Affiliates not to, without the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed) (i) make or change any Tax election with respect to any member of the DG Group or the SpinCo Group for a Pre-Redemption Period (including any election under Section 338 of the Code (or any similar provision of state, local or foreign law) in connection with the Merger), (ii) amend, re-file or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of any member of the DG Group for any Pre-Redemption Period or (iii) take any action or enter into any transaction that may increase any SpinCo Tax.

ARTICLE IV.

INDEMNITY

4.01                        INDEMNITY OBLIGATIONS.  Any Party that may be entitled to indemnification for Taxes or other Liabilities under this Section 4.01 of this Agreement is referred to as an “Indemnified Party” and any Party that may be liable for Taxes or other Liabilities under Section 4.01 of this Agreement is referred to as the “Indemnifying Party.”

(a)                                 By SpinCo.  SpinCo shall indemnify and hold harmless the DG Indemnitees from and against any and all SpinCo Taxes.

(b)                                 By DG.  DG shall indemnify and hold harmless the SpinCo Indemnitees from and against any and all DG Taxes.

(c)                                  Reduction for Other Recoveries; Subrogation.  The amount that any Indemnifying Party is obligated to pay to an Indemnified Party pursuant to this Article IV shall be reduced by any amounts actually recovered from third parties on behalf of the Indemnified Party in respect of the Liability subject to indemnification hereunder.  If an Indemnified Party receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently recovers amounts from any third party in respect of such Liability, then the Indemnified Party shall hold such amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, an amount equal to the aggregate amount of such recovery received; provided, that the aggregate amount of all payments by the Indemnified Party pursuant to this Section 4.01(c) in respect of any indemnified Liability shall not exceed the aggregate amount of all payments received from the Indemnifying Party pursuant to this Agreement in respect of the indemnified Liability.  In the event of payment by or on behalf of an Indemnifying Party to an Indemnified Party pursuant to this Section 4.01, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right, defense or claim against any other Person.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in prosecuting any subrogated right, defense or claim.

4.02                        TREATMENT OF PAYMENTS.  The Parties agree that any payment made between the Parties pursuant to this Agreement, the Separation Agreement or any other Ancillary Agreement with respect to a Pre-Redemption Period or as a result of an event or action occurring in a Pre-Redemption Period shall be treated, to the extent permitted by law, for all Tax purposes as a nontaxable payment (i.e., a distribution or a capital contribution) made immediately prior to the Redemption.

ARTICLE V.

TAX CLAIMS

5.01                        NOTICE OF TAX CLAIMS.  Upon receipt by any Indemnified Party of notice of any pending or threatened audit or examination, or any claim, assessment or asserted deficiency for Taxes, that could give rise to a claim for indemnification under Section 4.01 of this Agreement (a “Tax Claim”), such Party shall promptly, and in any event no more than ten (10) calendar days following receipt of such notice, notify the Indemnifying Party in writing of the Tax Claim.  Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of the applicable Taxes.  Notwithstanding the foregoing, no failure or delay by an Indemnified Party to provide notice of a Tax Claim to the Indemnifying Party shall reduce or otherwise affect the obligation of such Indemnifying Party hereunder except to the extent the defense of such Tax Claim is materially prejudiced thereby.

5.02                        CONTROL OF TAX CLAIMS.  The Indemnifying Party shall be entitled, upon written notice to the Indemnified Party within ten (10) calendar days following receipt of notice from the Indemnified Party of any Tax Claim, to control, at its own expense, the conduct, defense and settlement of such Tax Claim; provided, that (a) the Indemnifying Party shall keep the Indemnified Party informed regarding the progress and all material aspects of any such Tax Claim, (b) the Indemnified Party shall be entitled at its own expense to participate in any Tax Claim and (c) the Indemnifying Party shall not compromise or settle any such Tax Claim without obtaining the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if the resolution or settlement of such Tax Claim reasonably would be expected to result in Tax or Liability of the Indemnified Party and its Affiliates for which the Indemnified Party and its Affiliates are not entitled to indemnification under Section 4.01 hereof.  If the Indemnifying Party does not timely elect to control the conduct and defense of a Tax Contest, or is unable to appropriately, adequately and vigorously continue to conduct such defense as a result of a conflict of interest, admission of criminal conduct, financial inability or similar concerns, then the Indemnified Party shall have the right to control the conduct and defense thereof; provided, that (x) the Indemnified Party shall keep the Indemnifying Party informed regarding the progress and all material aspects of such Tax Claim, (y) the Indemnifying Party, at its own expense, shall be entitled to participate in such Tax Claim and (z) the Indemnified Party shall not compromise or settle such Tax Claim without obtaining the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VI.

COOPERATION

6.01                        GENERAL.  Upon the reasonable request of any Party to this Agreement, the other Party shall provide (and shall cause its Affiliates to provide) the requesting Party, promptly upon request, with such cooperation and assistance, documents, and other information as may reasonably be requested by such Party in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, or (iii) the verification by a Party of an amount payable hereunder to, or receivable hereunder from, another Party.  Such cooperation and assistance shall include:  (i) making available the books, records, Tax Returns, documentation or other information relating to any relevant Tax Return: (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Returns which SpinCo may be obligated to file on behalf of the DG Group pursuant to Section 2.01; (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of reasonable best efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.  Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.  Notwithstanding anything to the contrary in this Section 6.01, (x) in the event that the party to whom the request has been made determines that any such provision of information could reasonably be expected to violate any law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids such consequence; and (y) the party providing information shall only be obligated to provide such information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

6.02                        CONSISTENT TREATMENT.  Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Claim or otherwise that is inconsistent with (a) the allocation of Taxes between the DG Group and the SpinCo Group as set forth in this Agreement or (b) the Contribution Tax Treatment and the Redemption Tax Treatment.

ARTICLE VII.

RETENTION OF RECORDS; ACCESS

7.01                        RETENTION OF RECORDS; ACCESS.  For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statute of limitation and (ii) seven years after the Redemption Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the DG Group or the SpinCo Group for any Pre-Redemption Period or any Straddle Period or for any Tax Claims relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Claim or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party.  At any time after the Redemption Date that a Party proposes to destroy such material or information, it shall first notify the other Party in writing and the other Party shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.01                        COUNTERPARTS; ENTIRE AGREEMENT.

(a)                                 This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)                                 This Agreement, the Separation Agreement and the other Ancillary Agreements and the Appendices and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement or any other Ancillary Agreement, the terms and conditions of this Agreement (including amendments hereto) shall control with respect to the tax matters set forth herein.

8.02                        GOVERNING LAW.  This Agreement, except as expressly provided herein, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

8.04                        APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES.  This Agreement is being entered into by DG and SpinCo on behalf of themselves and the members of their respective Groups.  This Agreement shall constitute a direct obligation of each such entity.  Articles III and VI of this Agreement shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary or Affiliate of DG or SpinCo in the future.

8.05                        FURTHER ASSURANCES.  Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

8.06                        SURVIVAL.  Notwithstanding any other provision of this Agreement to the contrary, all covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

8.07                        ADDRESSES AND NOTICES.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to DG:

Digital Generation, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, TX 75039

Attention: Chief Financial Officer

Facsimile: : (972) 581-2100

with a copy (if prior to the Redemption Date), which shall not constitute notice, to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: William P. O’Neill

Telephone: (202) 637-2275

Facsimile: (202) 637-2201

E-mail: william.o’neill@lw.com

with a copy (if after the Redemption Date), which shall not constitute notice, to:

Pierce Atwood LLP

100 Summer Street, Suite 2250

Boston, MA  02110

Attention: Timothy C. Maguire, Esq.

Facsimile:  (617) 824-2020

If to SpinCo, to:

Sizmek Inc.

750 West John Carpenter Freeway, Suite 700

Irving, TX  75039

Attention: Chief Financial Officer

Facsimile: (972) 581-2100

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: William P. O’Neill

Telephone: (202) 637-2275

Facsimile: (202) 637-2201

E-mail: william.o’neill@lw.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 8.07.

8.08                        BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

8.09                        WAIVERS OF DEFAULT.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement, or to exercise any right or remedy under this Agreement will not waive or diminish such Party’s right to demand strict performance or exercise thereafter of that or any other provision, right or remedy hereof.

8.10                        INVALIDITY OF PROVISIONS.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

8.11                        CONSTRUCTION.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party.

8.12                        NO DOUBLE RECOVERY.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

8.13                        SETOFF.  All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

8.14                        NO THIRD PARTY RIGHTS.  This Agreement is only intended to allocate the responsibility for certain Taxes between DG and SpinCo and to address the other Tax matters stated herein.  Except for the indemnification rights under this Agreement of any DG Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.  Notwithstanding the foregoing, DG and SpinCo acknowledge and agree that the rights of the Indemnified Parties expressly provided under this Agreement may only be enforced by DG and SpinCo.

8.15                        SEPARATION AGREEMENT.  To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation Agreement shall apply in relevant part to this Agreement, including Article IX (Dispute Resolution) and Article XI (Termination), Section 12.4 (Assignability), Section 12.10 (Headings; Interpretation), Section 12.13 (Specific Performance), Section 12.14 (Amendments) and Section 12.15 (Waiver of Jury Trial).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Tax Matters Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DIGITAL GENERATION, INC.

By:	/s/ Craig Holmes
	Name:	Craig Holmes
	Title:	Chief Financial Officer

SIZMEK INC.

By:	/s/ Neil Nguyen
	Name:	Neil Nguyen
	Title:	President and Chief Executive Officer